Exhibit 10.21

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of August 10, 2015, between Viventia Bio USA Inc., a corporation incorporated under the laws of Mannitoba, Canada (the “Company”), and Arthur P. DeCillis, M.D., currently a resident of 80 Devonshire Lane Madison, CT 06443 (the “Employee”).

WITNESSETH

WHEREAS the Company is a wholly owned subsidiary of Viventia Bio Inc. (“Viventia”);

WHEREAS, the Company desires to employ the Employee as the Chief Medical Officer (the “CMO”) of the Company; and

WHEREAS, the Company and the Employee desire to enter into the Agreement as to the terms of the Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             POSITION AND DUTIES.  During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the CMO of the Company.  In this capacity, the Employee shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies in similar industries.  The Employee shall report directly to the Chief Executive Officer of the Company.

2.             EMPLOYMENT TERM.  The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, commencing on the date the Employee commences employment (the “Effective Date”) and until the first anniversary of the Effective Date (the “Term”).  On the expiration of the Term, the Employee may continue as an employee of the Company on an at-will basis, subject to Section 8; however, the Employee’s covenants under Section 8(e) will continue to be applicable after any termination of employment or any termination of the Term.  The period of time between the Effective Date and the termination of the Employee’s employment hereunder and/or the termination of the Term hereunder shall be referred to herein as the “Employment Term.”

3.             BASE SALARY.  During the Employment Term, the Company agrees to pay the Employee a base salary (the “Base Salary”) at an annual rate of $417,011 USD, payable in accordance with the regular payroll practices of the Company, but not less frequently than bi-monthly.  The Employee’s base salary shall be subject to annual review by the Board, or a committee thereof, and in addition may be increased (but not decreased) from time to time in the Board’s discretion.

4.             ANNUAL BONUS.  During the Employment Term, the Employee shall be eligible to earn an annual incentive payment (the “Annual Bonus”) with a target of 30% of the

Base Salary (the “Target Bonus”) upon the attainment of one or more pre-established performance goals, which shall be set after consultation with the Employee; provided, that, for the year ended December 31, 2015 only, such Annual Bonus shall be pro-rated based on the number of days in the calendar year which the Employee is employed by the Company.  The Employee shall not be entitled to receive any bonus under this Section unless the Employee is still employed by the Company on the date such bonus is paid.  The Annual Bonus, if any, will be paid as soon as practicable after the delivery of the Company’s annual financial statements for the relevant year, but in no event shall the Annual Bonus be paid later than 2½ months after the end of the Company’s fiscal year.  The Employee’s target Annual Bonus shall be reviewed by the Board (or a committee thereof) on an annual basis commencing in the first quarter of 2016 and may be subject to upward (but not downward) adjustment, as determined by the Board (or a committee thereof).

5.             EQUITY GRANT.  As soon as administratively feasible following the date hereof, the Employee shall receive a grant of stock options (the “Stock Options”) to purchase 65,000 shares of the common stock of Viventia Bio Inc. (“Viventia”) at an exercise price per share equal to the fair market value of a share of Viventia’s common stock as of the date of such grant.  The equity award shall be made to the Employee under the Viventia Bio Inc. Equity Incentive Plan and shall be subject to the terms and conditions of the form option award agreement under such plan.

6.             EMPLOYEE BENEFITS.

(a)           BENEFIT PLANS.  The Employee shall be eligible to participate in and be covered on the same basis as other senior management of the Company under all employee benefit plans and programs as the Company may adopt or maintain, in its sole discretion from time to time, including without limitation retirement, health and life insurance.

(b)           VACATIONS.  During the Employment Term, the Employee shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years), with no carryover of unused vacation to the following year.  Notwithstanding the foregoing, in the event workload prevents Employee from using such vacation time, Employee can request the Company’s Chief Executive Officer to permit Employee to carry over up to two (2) weeks of vacation per calendar year into the following calendar year and the Company’s Chief Executive Officer shall not unreasonably deny such request.

(c)           BUSINESS EXPENSES.  Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder.

7.             TERMINATION.  The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)           DISABILITY.  Upon ten (10) days’ prior written notice by the Company to the Employee of termination due to Disability.  For purposes of this Agreement,

“Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period as determined by the Board in its reasonable discretion.

(b)           DEATH.  Automatically upon the date of death of the Employee.

(c)           CAUSE.  Immediately upon written notice by the Company to the Employee of a termination for Cause, provided that the Employee shall not be terminated for Cause unless the Board has approved such termination, and prior to such approval the Employee has been given an opportunity to appear before the Board and dispute such termination. “Cause” shall mean the Employee’s:

(i)            Conviction or a plea of nolo contendere of a criminal offence in the category of felony or comparable;

(ii)           Violation of any material provision of this Agreement or other written policy of the Company or any of its affiliates reasonably available to the Employee, and such violation is not remedied within fifteen (15) days after written notice thereof from the Company to the Employee specifically identifying the nature of such violation (to the extent such violation is curable);

(iii)          Misappropriation of material assets of the Company or of any affiliate of the Company;

(iv)          Willful failure to perform the Employee’s material job duties (other than due to mental or physical disability), which failure is not cured in all material respects within thirty (30) days after written notice from the Company which specifically identifies the manner in which the Company believes that the Employee has failed to perform; or

(v)           Commission of any act, which in the reasonable opinion of the Board, is likely to have brought or brought the Company or Viventia into disrepute.

(d)           BY COMPANY WITHOUT CAUSE.  Immediately upon written notice by the Company to the Employee of a termination without Cause.

(e)           BY RESIGNATION OF EMPLOYEE.  Upon thirty (30) days’ advance written notice to the Company of the Employee’s intent to terminate employment for any reason provided that upon such notice, the Company may terminate the Employee’s employment immediately and pay the Employee pay in lieu of notice.

8.             CONSEQUENCES OF TERMINATION.

(a)           DEATH, DISABILITY OR CERTAIN TERMINATIONS WITHOUT CAUSE.  In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death or disability, or termination without cause that occurs within 12 months after the Effective Date, the Employee (or his estate, as applicable) shall be entitled to the following amounts, to be paid within sixty (60) days following termination of employment:

(i)            Any unpaid Base Salary through the date of termination or death;

(ii)           Reimbursement for any unreimbursed business expenses incurred through the date of termination or death;

(iii)          Any unused vacation time accrued to the date of termination or death, in accordance with Company policy;

(iv)          All other payments, benefits or fringe benefits to which the Employee may be entitled under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant or this Agreement (collectively, Sections 8(a)(i), (ii), (iii), and (iv) hereof shall be hereafter referred to as the “Accrued Benefits”); and

(v)           Any earned but unpaid Annual Bonus for the year in which such termination or death occurs or any preceding year, to be paid at the same time that the Annual Bonus for the applicable bonus year is paid to other senior executives of the Company.

(b)           TERMINATION WITHOUT CAUSE MORE THAN 12 MONTHS AFTER THE EFFECTIVE DATE.  If, more than 12 months after the Effective Date the Employee’s employment is terminated by the Company other than for Cause (and, for the sake of clarity, other than as a result of the Employee’s death or Disability), (the “Termination Date”), the Company shall pay or provide the Employee with the following: the Accrued Benefits; and, subject to the Employee’s continued compliance in all material respects with this Agreement, an amount equal to six (6) months of the Employee’s Base Salary in effect on the Termination Date (such amount, the “Severance Amount”).  For each full year of service completed by the Employee after the 1st year anniversary of the Effective Date, an additional 2 months of Base Salary shall be added to the Severance Amount, up to a maximum Severance Amount of twelve (12) months of Base Salary.  The Severance Amount is subject to the Employee’s execution of a general release in a form reasonably satisfactory to the Company, which becomes effective within 60 days following the Termination Date.  The Severance Amount shall be paid as salary continuation in accordance with the Company’s standard payroll practices beginning on the Termination Date; provided, that any such payment scheduled to occur during the first sixty (60) days following the Termination Date shall not be paid until, and shall instead be paid on, the sixtieth (60th) day following the Termination Date and shall include payment of any amount that would otherwise have been scheduled to be paid prior thereto but for this provision.

Payments and benefits provided in this Section 8(b) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company, any affiliate of the Company or under any applicable law.

(c)           TERMINATION FOR CAUSE OR RESIGNATION.  In the event the Employee’s employment is terminated for Cause, or if he resigns his employment, the

Company shall pay to the Employee the Accrued Benefits; provided for greater certainty that the Employee shall not be entitled to any earned but unpaid Annual Bonus.

(d)           SECTION 409A.  Notwithstanding any provision of this Agreement, if, as of the date of the Employee’s “separation from service” from the Company, the Employee is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”)), then, to the extent compliance with the requirements of Treas.  Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A to payments due to Employee upon or following his “separation from service,” then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Employee’s “separation from service” will be deferred without interest and paid to Employee in a lump sum immediately following that six month period or immediately to his beneficiary(ies) in the event of his death during such period.  Additionally, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iii) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(e)           NON-COMPETITION COVENANT.  In the event that the Employee terminates his employment or is terminated for Cause, the Employee covenants and agrees that he shall not accept employment with, or enter into a contractual relationship to provide his personal services to, any direct competitor of Viventia for a period of one year after the termination of his employment.  For these purposes, a direct competitor of Viventia means any person in the payload - ADC business, or who is developing products which are substantially similar to the products under development by Viventia at the time of such termination, regardless of where such competitor is based.

9.             NO ASSIGNMENTS.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 9 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

10.          NOTICE.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States or Canadian registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

Arthur P. DeCillis, M.D.

If to the Company:

Viventia Bio USA Inc.

305 Milner Avenue

Suite 914

Toronto, ON

M1B3V4

Attention:  Chairman of the Board

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11.          SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

12.          SEVERABILITY.  The provisions of this Agreement shall be deemed severable.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

13.          COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.          INDEMNIFICATION.  The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the extent provided under applicable law or the governing documents of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company.  This obligation shall survive the termination of the Employee’s employment with the Company.

15.          LIABILITY INSURANCE.  The Company shall cover the Employee under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

16.          GOVERNING LAW.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New Jersey (without regard to its choice of law provisions).

17.          MISCELLANEOUS* No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof, including without limitation the Offer Letter from the Company to you, dated July 7, 2015.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement,

18.          SURVIVORSHIP.  The respective rights and obligations of the parties hereunder shall survive any termination of the Employee’s employment and/or any termination of the Employment Term of this Agreement hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VIVENTIA BIO USA INC.

By:	/s/Stephen Hurly

Name:	Stephen Hurly
Title:	Chief Executive Officer

EMPLOYEE

By:	/s/Arthur P. DeCillis
Name:	Arthur P. DeCillis, M.D.